Form of
                   Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Strategic Portfolios, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 28th day of February, 1998 (the "Agreement").

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Technology Portfolio - Class I, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Technology Portfolio - Class I, to the same extent as if the INVESCO Technology Portfolio - Class I were to be added to the definition of "Portfolios" as utilized in the Agreement, and that INVESCO Technology Portfolio - Class I shall pay IFG a fee for services provided to them by IFG under the Agreement as follows: 0.75% of the Portfolio's daily net assets up to $350 million, 0.65% of the Portfolio's daily net assets in excess of $350 million but not more than $700 million, and 0.55% of the Portfolio's daily net assets in excess of $700 million.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this _____ day of ________________, 1998.

                                    INVESCO STRATEGIC PORTFOLIOS, INC.


                                    By:   _________________________
                                          Mark H. Williamson,
ATTEST:                                   President
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Glen A. Payne, Secretary
                                    INVESCO FUNDS GROUP, INC.


                                    By:   _________________________
                                          Ronald L. Grooms,
ATTEST:                                   Senior Vice President
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Glen A. Payne, Secretary